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                                                                 Exhibit 10.23.2



                          SEVENTIETH AGREEMENT AMENDING
                        NEW ENGLAND POWER POOL AGREEMENT
                          (ISO CAPITAL FUNDING TARIFF)

         THIS SEVENTIETH AGREEMENT AMENDING NEW ENGLAND POWER POOL AGREEMENT, dated as of February 2, 2001 ("Seventieth Agreement"), amends the New England Power Pool Agreement (the "NEPOOL Agreement"), as amended.

         WHEREAS, the NEPOOL Agreement as in effect on December 1, 1996 was amended and restated by the Thirty-Third Agreement Amending New England Power Pool Agreement dated as of December 1, 1996 (the "Thirty-Third Agreement") in the form of the Restated New England Power Pool Agreement ("Restated NEPOOL Agreement") attached to the Thirty-Third Agreement as Exhibit A thereto, and the Thirty-Third Agreement also provided for the NEPOOL Open Access Transmission Tariff (the "NEPOOL Tariff") which is Attachment B to the Restated NEPOOL Agreement; and

         WHEREAS, the Restated NEPOOL Agreement and the NEPOOL Tariff have subsequently been amended numerous times, with such amendments most recently consolidated, respectively, in FERC Electric Third Revised Rate Schedule No. 5, submitted in Docket No. ER00-2894-000, and FERC Electric Tariff, Fourth Revised Volume No. 1, submitted in Docket Nos. EL00-62-000, et al.; and

         WHEREAS, the Participants desire to amend the NEPOOL Agreement as heretofore amended, to reflect the revisions detailed herein.

         NOW, THEREFORE, upon approval of this Seventieth Agreement by the NEPOOL Participants Committee in accordance with the procedures set forth in the NEPOOL Agreement, the Participants agree as follows:


                                    SECTION 1
                         AMENDMENTS TO NEPOOL AGREEMENT

         1.1 The following sentence is inserted at the end of the first paragraph of Section 19.2 of the NEPOOL Agreement:

                           Commencing with the effectiveness of the ISO's Tariff for Capital Funding (the "ISO Capital Funding Tariff"), the ISO's capital expenses and capitalized project costs are paid by the ISO using either funds provided through third party financing of those expenses or funds provided by the Participants under the ISO Capital Funding Tariff and have ceased to be NEPOOL expenses.

         1.2 Section 19.3(d) of the NEPOOL Agreement is amended to read as follows:

                  (d)      The Restructuring Expense incurred on or after
                           January 1, 2000 (the "Late Restructuring Expense") shall be funded for each month, on an as incurred
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                           basis, by the Participants to the extent that the ISO
                           does not obtain an alternative source of funds for certain portions of the Late Restructuring Expense.
                           In 2000, such Late Restructuring Expense shall initially be funded for each month by the Participants in proportion to their charges under the ISO Tariff for the prior month. In 2001 and thereafter, on an as-incurred basis, the ISO shall allocate the incrementally incurred Late
                           Restructuring Expense among the various schedules to the ISO Tariff that is in effect at that time in a manner that best matches the elements comprising the incrementally incurred Late Restructuring Costs to the types of service to be covered by each schedule to the ISO Tariff, and the portion of the Late Restructuring Expense to be funded by the Participants that has been allocated to each such schedule to the ISO Tariff for such year shall be funded in each month by the Participants in proportion to their charges under such schedule for the prior month; provided, however, that in the event that the Commission accepts (i) an amendment to the ISO Agreement (as defined in Section 20(a) hereof) providing that in the event of a termination or resignation of the ISO, all assets purchased by the ISO with funds provided by the Participants for which the Participants have not been reimbursed shall be transferred without further consideration (to the extent permitted by applicable tax and other laws) to the Participants or their designee (which amendment shall be mutually acceptable to the ISO and the Participants Committee) and (ii) the ISO Capital Funding Tariff, an amendment to the ISO Tariff or a separate tariff for the ISO pursuant to which the ISO collects thereunder certain expenses that would otherwise be considered to be portions of the Late Restructuring Expense, such expenses shall be funded directly under the ISO Capital Funding Tariff, the ISO Tariff or such separate tariff for the ISO, as appropriate, shall not be considered part of the Late Restructuring Expense and shall not be initially collected hereunder. Each item of the Late Restructuring Expense funded by the Participants in each calendar year shall be amortized in equal monthly amounts and repaid to the Participants and/or other Entities which previously funded an unreimbursed portion of such item of the Late Restructuring Expense over a period of time determined by the ISO in accordance with generally accepted accounting principles in effect at the time of determination and taking into consideration the depreciation period, if any, of the particular asset giving rise to such item of the Late Restructuring Expense, such repayment to include interest thereon from the date of payment at the rate of 10.78% per annum. For each item of the Late Restructuring
                           Expense funded by the Participants (regardless of whether it was incurred before, on or after January
                           1, 2001) and during the time in which amounts are being amortized and repaid for such item, the ISO shall determine to which schedule or schedules of the then effective ISO Tariff such item relates, and the ISO, acting as agent for the Participants and/or other Entities initially providing the funding for such item, shall recover the amounts being repaid that are associated with such item plus accrued interest from the Participants using the allocation

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                           methodology set forth in such schedule or schedules
                           to the ISO Tariff. The ISO shall provide the amounts recovered to the applicable Participants and/or other Entities according to which Participants and/or other Entities initially funded the item of the Late Restructuring Expense for which the subject amounts have been recovered.

1.3      Section 19.3(f) is inserted in the NEPOOL Agreement, directly after
         Section 19.3(e) of the NEPOOL Agreement, reading as follows:

         (f) Each capital expenditure or capitalized project cost of the ISO that is funded by the Participants under the ISO Capital Funding Tariff, the ISO Tariff or a separate tariff of the ISO, including without limitation any capital expenditure or capitalized project cost that was originally paid through a third party financing facility and is subsequently being funded by the Participants due to a termination or acceleration of such facility (including interest and fees related thereto) (each an "ISO Capital Expense"), shall be amortized in equal monthly amounts and repaid to the Participants and/or other Entities which previously funded an unreimbursed portion of such ISO Capital Expense over a period of time determined by the ISO in accordance with generally accepted accounting principles in effect at the time of determination and taking into consideration the depreciation period, if any, of the particular asset giving rise to such item of the Late Restructuring Expense. With respect to ISO Capital Expenses that are funded by the Participants as a result of the termination or acceleration of a financing facility, such amortization and repayment period shall take into account, to the extent appropriate, the date the applicable asset or assets were originally put into service and the remaining depreciation period thereof. Repayment under this Section 19.3(f) shall include interest on the amounts being repaid from the date of the original payment at the rate of 10.78% per annum. For each ISO Capital Expense, and during the time in which amounts are being amortized and repaid for such item, the ISO shall determine to which schedule or schedules of the then effective ISO Tariff such ISO Capital Expense relates, and the ISO, acting as agent for the Participants and/or other Entities initially providing the funding for such ISO Capital Expense, shall recover the amounts being repaid that are associated with such ISO Capital Expense plus accrued interest from the Participants using the allocation methodology set forth in such schedule or schedules to the ISO Tariff. The ISO shall provide the amounts recovered to the applicable Participants and/or other Entities according to which Participants and/or other Entities initially funded the ISO Capital Expense for which the subject amounts have been recovered.

1.4      Section 20(b) of the NEPOOL Agreement is amended to read as follows:

                  The fees and charges of the ISO (other than those recovered under the ISO Tariff, the ISO Capital Funding Tariff, any other tariff of the ISO, and fees

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                  and charges for services which are separately billed), and any indemnification payable under the ISO Agreement, shall be shared by the Participants in accordance with Section 19.

1.5 The fourth sentence of Section 20(d) of the NEPOOL Agreement is amended to read as follows:

                  Unless otherwise agreed by the Participants, any funding by the Participants of the acquisition, or lease, of land, structures, fixtures, equipment and facilities, and other capital and/or capitalized project related expenditures, or the acquisition of other assets, and the ownership thereof, or the obligations of Participants as lessees, shall be in accordance with Section 19.3 of this Agreement, the ISO Tariff, the ISO Capital Funding Tariff or a separate tariff for the ISO.

1.6      The following is added at the end of Section 20(d) of the NEPOOL
         Agreement:

                  Without limiting the generality of the foregoing in the event of the termination, removal or resignation of the ISO, the ISO shall transfer to the Participants or their designee, subject to any necessary landlord or other consents being obtained and subject to PUHCA approval to the extent such transfer requires PUHCA approval, all of its right, title and interest in and to all land, structures, fixtures, equipment and facilities, and other capital assets, and all software and other intellectual property or rights to intellectual property or other assets that have been acquired or developed by the ISO using funds provided by the Participants (whether initially or upon a termination or acceleration of a third party financing and whether provided under this Agreement, the ISO Capital Funding Tariff, the ISO Tariff or a separate tariff of the ISO) for which the Participants have not been fully reimbursed (such right, title and interest being referred to as the "Transferred Interest"). If the transferee of the Transferred Interest is a tax-exempt Section 501(c)(3) or Section 501(c)(4) organization for federal income taxation purposes, such transfer will be without consideration to the ISO; if such transferee is NEPOOL, NEPOOL shall purchase such Transferred Interest at a price equal to (x) the fair market value of the portion of the Transferred Interest that is owned or leased by the ISO (but not the portion of the Transferred Interest that is owned or leased by the Participants ), as determined by an independent MAI appraiser with the requisite background and experience in the field (the "FMV") minus (y) the amount of funds previously provided by the Participants for such portion of the Transferred Interest that is owned or leased by the ISO Assets for which the NEPOOL Participants have not been reimbursed; and if such transferee is neither NEPOOL nor a tax-exempt Section 501(c)(3) or Section 501(c)(4) organization, such transferee shall purchase the Transferred Interest at a

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                  price equal to the FMV; provided, however, that in no event shall the purchase price for the Transferred Interest be less than zero.

                                    SECTION 2
                           AMENDMENTS TO NEPOOL TARIFF

2.1 In the second paragraph of the Financial Assurance Policy for NEPOOL Members included as Attachment L to the NEPOOL Tariff (the "Member Financial Assurance Policy"), a footnote is inserted at the end of the phrase "including amounts owed to ISO New England Inc. under its tariff," and the text of that footnote reads as follows:

                  For purposes of this Policy, including all attachments hereto, the "tariff" of ISO New England Inc. includes any and all tariffs of ISO New England Inc., including without limitation its Tariff for Transmission Dispatch and Power Administration Services and its Tariff for Capital Funding.

2.2 In Attachment 2 (Sample Performance Bond) to the Member Financial Assurance Policy, the second paragraph is amended to read as follows:

                  WHEREAS, the Principal has entered into agreements for the purchase and sale of electric services and the payment of amounts owed to ISO New England Inc. and its share of the expenses of the New England Power Pool under the Restated NEPOOL Agreement, the Restated NEPOOL Open Access Transmission Tariff, ISO New England Inc.'s Tariff for Transmission Dispatch and Power Administration Services and ISO New England Inc.'s Tariff for Capital Funding, each as amended from time to time (collectively referred to as the "Agreements"), and in strict accordance with their respective terms.

2.3 The first sentence of Section 1.1 of the New England Power Pool Billing Policy included as Attachment N to the NEPOOL Tariff (the "Billing Policy") is amended to read as follows:

                  The objective of this Policy is to define the billing and payment procedures to be utilized in administering charges and payments due under the NEPOOL Agreement, the NEPOOL Tariff, the Interim Independent System Operator Agreement (the "ISO Agreement") between NEPOOL and ISO New England Inc. (the "ISO"), the ISO's Tariff for Capital Funding (the "ISO Capital Funding Tariff"), and the ISO"s Tariff for Transmission Dispatch and Power Administration Services (the "ISO Tariff"), in each case as amended, modified, supplemented and restated from time to time (collectively, the "Documents").

2.4      Section 2.3(c) of the Billing Policy is amended to read as follows:

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         c)       ISO Tariff Charges. The Charges owed by the Participant or
                  Non-Participant Transmission Customer under the ISO Tariff and/or the ISO Capital Funding Tariff, categorized by the tariff and section or schedule under which such Charges arise.

2.5      Section 3.3(a) of the Billing Policy is amended to read as follows:

         a) ISO Charges Paid First. The ISO shall use monies received by it from Participants and Non-Participant Transmission Customers to pay all amounts due to the ISO under the ISO Tariff, the ISO Capital Funding Tariff and the ISO Agreement before making any payments to any Participants or Non-Participant Transmission Customers.

                                    SECTION 3
                                  MISCELLANEOUS

3.1 This Seventieth Agreement shall become effective on May 5, 2001 or on such other date as the Commission shall provide that the amendments reflected herein shall become effective.

3.2 Terms used in this Seventieth Agreement that are not defined herein shall have the meanings ascribed to them in the NEPOOL Agreement.

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